SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2012

Wound Management Technologies, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-11808	59-2219994
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

777 Main Street, Suite 3100, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      817-820-7080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In connection with a settlement agreement entered into with Juventas, LLC, a Texas limited liability company (“Juventas”), Wound Management Technologies, Inc., a Texas corporation (the “Company”), Wound Care Innovations, L.L.C., a Nevada limited liability company and wholly owned subsidiary of the Company (“WCI”), and certain of their affiliates (such affiliates, together with the Company and WCI, collectively, the “Company Parties”), issued to Juventas a Secured Promissory Note, dated as of March 20, 2012, in the principal amount of $930,000 (the “2012 Note”). The Company Parties also entered into a security agreement (the “Security Agreement”) with Juventas pursuant to which the 2012 Note was secured by all inventory of the Company Parties (together with any proceeds of such inventory) and all other assets of the Company Parties (collectively, the “Collateral”).

As previously disclosed in our Current Report on Form 8-K filed June 28, 2012, on June 26, 2012, the Company, along with the other Company Parties, received notice from Juventas that—pursuant to Juventas’s rights under the Security Agreement and as the result of the Company Parties’ default under the 2012 Note for a failure to make payments due thereunder as of May 21, 2012—Juventas would be exercising its right to (i) take immediate and exclusive possession of the Collateral and (ii) sell, lease, or license the Collateral in order to satisfy unpaid obligations under the 2012 Note.

On July 13, 2012, Juventas and the Company Parties entered into a forbearance agreement (the “Forbearance Agreement”) pursuant to which Juventas agreed to suspend efforts to execute on the Collateral while the Company completes a debt offering (described in more detail under Item 3.02 below), the proceeds of which are being used to repay amounts owed under the 2012 Note. The Forbearance Agreement provides for a forbearance period terminating upon the earlier of September 13, 2012, or the occurrence of one or more default events. On July 13, 2012, the Company delivered an initial payment of $465,000 to Juventas; under the terms of the Forbearance Agreement, if the Company can deliver a second payment of $465,000 to Juventas on or before August 13, 2012, all interest or other amounts (including collection costs) remaining unpaid under the 2012 Note will be forgiven by Juventas.

Item 3.02 Unregistered Sales of Equity Securities

As referenced in Item 1.01 above, the Company has initiated an offering of subordinated notes (the “Bridge Notes”) coupled with warrants for the purchase of the Company’s common stock (the “Warrants”). The Bridge Notes, which mature on October 12, 2012 (the “Maturity Date”), provide for an interest rate of 5% until the Maturity Date, with a rate of 18% on amounts remaining outstanding following the Maturity Date. Additionally, holders of Bridge Notes will have a pro rata right to certain revenue streams in the event, and to the extent, that amounts remain outstanding under the Bridge Notes after the Maturity Date. Investors in the Bridge Notes will also receive Warrants for the purchase, at a price of $0.15 per share, of one share of the Company’s common stock for every dollar in principal amount under such investor’s Bridge Note.

As of July 13, 2012, the Company had issued Bridge Notes in the aggregate principal amount of $610,000 (together with accompanying Warrants), $465,000 of which has been used to pay amounts owed to Juventas under the 2012 Note.

The Company has received a commitment letter for an additional subscription of between $300,000 and $400,000 in principal amount of Bridge Notes, subject to (i) Juventas’s continued forbearance, (ii) the Company’s continued solvency, and (iii) the receipt of a total of $700,000 in subscriptions from other parties.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

	10.1	Forbearance Agreement dated July 13, 2012
	10.2	Form of Secured Subordinated Promissory Note
	10.3	Form of Warrant to Purchase Shares of Common Stock
	10.4	Commitment Letter dated July 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOUND MANAGEMENT TECHNOLOGIES, INC.

Date: July 19, 2012
By: /s/ Robert Lutz, Jr.
Robert Lutz, Jr., Chief Executive Officer